Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 15, 2021, of Kraig Biocraft Laboratories, Inc. relating to the audit of the consolidated financial statements for the periods ending December 31, 2021 and 2020 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

March 23, 2022